Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Virtual Restricted Stock Unit Program 2023 of Jumia Technologies AG of our reports dated May 16, 2023, with respect to the consolidated financial statements of Jumia Technologies AG and the effectiveness of internal control over financial reporting of Jumia Technologies AG included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young S.A.
Luxembourg, Grand Duchy of Luxembourg
August 15, 2023